Exhibit 2.2

IT IS ORDERED as set forth below:
Date: June 09, 2009

James E. Massey
U.S. Bankruptcy Court Judge

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	) )	Chapter 11
ATHEROGENICS, INC.,	) )	Case No. 08-78200
Debtor.	) )	Judge Massey
FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING THE
SECOND AMENDED PLAN OF ATHEROGENICS, INC., AS MODIFIED HEREIN
     On September 15, 2008, certain petitioning creditors filed an involuntary petition for relief under Section 303 of Title 11 of the United States Code (the “Bankruptcy Code”) against AtheroGenics, Inc. (the “Debtor”). On October 6, 2008, the Debtor filed its Consent to Entry for Order for Relief and Motion to Convert Case to One Under Chapter 11. On October 15, 2008, the Court entered its Order Granting Relief Against the Debtor and Approving the Debtor’s Motion to Convert Case to One Under Chapter 11.
     On February 11, 2009, the Debtor filed its Plan and the Disclosure Statement in Support of the Plan. On April 9, 2009, the Debtor filed its First Amended Plan (the “First Amended

Plan”) and the First Amended Disclosure Statement for First Amended Plan (the “First Amended Disclosure Statement”). On April 14, 2009, the Debtor filed its Second Amended Plan (the “Plan”)1 and Second Amended Disclosure Statement in Support of Second Amended Plan (the “Disclosure Statement”) along with marked versions to show changes from the First Amended Plan and the First Amended Disclosure Statement.
     Following a hearing on April 14, 2009, this Court entered its order (the “Disclosure Statement Order”): (i) approving the Disclosure Statement as containing “adequate information” pursuant to Section 1125 of the Bankruptcy Code; (ii) approving solicitation procedures for the solicitation of votes on the Plan; (iii) fixing May 26, 2009 as the date by which all ballots (the “Ballots”) were required to be submitted to accept or reject the Plan (the “Voting Deadline”); (iv) fixing May 26, 2009 as the last day for creditors and other parties in interest to have filed objections to confirmation of the Plan (the “Objection Deadline”); (v) scheduling a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) for June 2, 2009; and (vi) prescribing the form and manner of notice with respect to the foregoing.
     The Court held the Confirmation Hearing on June 2, 2009. Having conducted the Confirmation Hearing, reviewed the Memorandum of Law in Support of Confirmation of Second Amended Plan filed by the Debtor on June 1, 2009, considered the evidence, exhibits, and records, and considered any remaining objections and arguments of counsel, and based upon the entire record of this Bankruptcy Case, THE COURT HEREBY FINDS AS FOLLOWS:
     A. Jurisdiction. The Court has jurisdiction over this Bankruptcy Case and the subject matter of the Confirmation Hearing pursuant to 28 U.S.C. §§ 157 and 1334. Confirmation is a “core proceeding” pursuant to 28 U.S.C. §§ 157(b)(2) and this Court has jurisdiction to enter this

[1]	All capitalized terms used but not defined in this Order shall have the meanings ascribed to such terms in the Plan. For purposes of this Order, the term “Plan” shall mean and include the Second Amended Plan Filed by the Debtor

Order with respect thereto. The Debtor is eligible for relief under Section 109 of the Bankruptcy Code.
     B. Venue. Venue of this Bankruptcy Case is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.
     C. Judicial Notice. This Court takes judicial notice of the docket of this Bankruptcy Case maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings, all proofs of claims and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the pendency of this Bankruptcy Case.
     D. Voting Solicitation. The Debtor solicited votes on the Plan by distributing copies of the Disclosure Statement, the Plan (which was included as an exhibit to the Disclosure Statement), notice of the Confirmation Hearing, and a Ballot to all impaired creditors entitled to vote on the Plan in conformance with Rules 2002 and 3017 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
     E. Notice. Notice of the Confirmation Hearing, the Voting Deadline, the Objection Deadline and the Disclosure Statement Order was given in conformance with Bankruptcy Rules 2002, 3017 and 3020 to Holders of Claims against or Interests in the Debtor, and other parties in interest as evidenced by the various affidavits of mailing and publication filed with this Court. The Court finds that notice of the Plan, the transactions contemplated thereby and the Confirmation Hearing has been appropriate in the particular circumstances.
     F. Tabulation of Acceptances. Based upon the Declaration of Voting Agent Regarding Tabulation of Votes in Connection With the Second Amended Plan of AtheroGenics, Inc. dated May 28, 2009 and the Amended Declaration of Jill DePietto Certifying Vote on and

dated April 14, 2009, as modified by this Order.

Tabulation of Ballots Accepting and Rejecting The Debtors’ Plan of Liquidation dated June 2, 2009 (collectively, the “Ballot Declaration”), the Debtor certified that Classes 3, 4, 5, 6 and 7 voted to accept the Plan and no Class voted to reject to the Plan. As evidenced by the Ballot Declaration and based upon the record before the Court, the solicitation and tabulation of acceptances and rejections of the Plan by the Debtor and its counsel was accomplished in a proper, fair and lawful manner in accordance with the Disclosure Statement Order, all applicable sections of the Bankruptcy Code, and all applicable sections of the Bankruptcy Rules. Ballots were transmitted to holders of Claims in Classes 3, 4, 5, 6 and 7 (the “Voting Classes”) in accordance with the Disclosure Statement Order. The Debtor solicited votes for the Plan from the Voting Classes in good faith and in a manner consistent with the Bankruptcy Code. As evidenced in the Ballot Declaration, upon receipt and tabulation of the Ballots, 100% of holders and 100% in dollar amount of the Claims of holders of Class 3 Claims, 100% of holders and 100% in dollar amount of the Claims of holders of Class 4 Claims, 100% of holders and 100% in dollar amount of the Claims of holders of Class 5 Claims, 100% of holders and 100% in dollar amount of the Claims of holders of Class 6 Claims and 100% of holders and 100% in dollar amount of the Claims of holders of Class 7 Claims who voted on the Plan accepted the Plan.
     G. Memorandum in Support. The Debtor filed its Memorandum of Law in Support of Confirmation of Plan on June 1, 2009.
     H. Objections. Objections to confirmation were filed by:
          (1) the Georgia Department of Revenue;
          (2) the Securities & Exchange Commission; and
          (3) the United States Trustee.

Prior to the conclusion of the Confirmation Hearing, the objection of the Georgia Department of Revenue was withdrawn as a result of the Debtor’s consent to the provisions of paragraph I of this Order, and the objection of the Securities & Exchange Commission and of the United States Trustee was resolved as a result of the Debtor’s consent to the Modifications (as defined herein) to Article 10.4 of the Plan effected by paragraph 20 of this Order.
     I. Georgia Department of Revenue. The Georgia Department of Revenue shall have an Allowed Priority Tax Claim in the amount of $46,399.61. The full unpaid amount of such Allowed Priority Tax Claim shall be paid in Cash on the Effective Date, or upon such other terms as may be agreed upon by the Georgia Department of Revenue and the Debtor pursuant to Article IV of the Plan. The Georgia Department of Revenue shall have an Allowed Class 7 Unsecured Convenience Claim in the amount of $9,046.72 entitled to the treatment provided to Class 7 Unsecured Convenience Claims in Article III of the Plan. The Debtor shall file its 2008 corporate income tax/corporate net worth tax returns on or prior to September 15, 2009 and shall remit any payment due at the time of filing such returns.
     J. Reasonable Classification of Claims and Equity Interests (Section 1122(a) and Section 1123(a)(1), (2) and (3)). The Plan designates Classes of Claims and Interests, in compliance with Sections 1123(a)(1), (a)(2) and (a)(3) of the Code, in the following eight classes: Secured Claims (Class 1), Priority Claims (Class 2), Claims of the 2008 Notes (Class 3), Claims of the 2011 Notes (Class 4), Claims of the 2012 Notes (Class 5), General Unsecured Claims (Class 6), Unsecured Convenience Claims (Class 7), and Interests (Class 8). Under the Plan, Secured Claims (Class 1) and Priority Claims (Class 2) are unimpaired and, therefore, are deemed by law to have accepted the Plan. Claims of the 2008 Notes (Class 3), Claims of the 2011 Notes (Class 4), Claims of the 2012 Notes (Class 5), General Unsecured Claims (Class 6),

and Unsecured Convenience Claims (Class 7) are impaired. Holders of Interests in Class 8 will receive no distributions under the Plan on account of such Interests and are, therefore, deemed to reject the Plan. The classification of Claims and Interests in Article II of the Plan is reasonable and necessary, has a rational, justifiable, and good faith basis, and places Claims and Interests in a particular Class in which such Claims or Interests are substantially similar to the other Claims or Interests of such Class. Therefore, the Plan satisfies the requirements of Sections 1122(a) and Section 1123(a)(1), (2) and (3) of the Bankruptcy Code.
     K. No Discrimination (Section 1123(a)(4)). Article III of the Plan provides for all holders of Claims and Interests within a particular class to receive identical treatment under the Plan on account of such Claims and Interests unless the Holder of such Claim or Interest has expressly consented to less favorable treatment. Therefore, the Plan satisfies the requirements of Section 1123(a)(4) of the Bankruptcy Code.
     L. Implementation of the Plan (Section 1123(a)(5)). Article VI and other provisions of the Plan provide adequate means for implementation of the Plan, including: (a) the continued corporate existence of the Debtor after the Effective Date as a separate corporate entity; (b) the vesting of all property of the Debtor and its Estate in the Post-Confirmation Debtor and the Liquidating Fund on the Effective Date (without the necessity of executing any instruments of assignment) for the express purpose of allowing the Liquidating Agent to make Distributions to Holders of Claims pursuant to the terms and conditions of the Plan; (c) the authorization of the Liquidating Agent to take the necessary and appropriate actions to direct and administer the Liquidating Fund and to proceed with an orderly, expeditious and efficient liquidation and distribution of the Estate on the terms set forth in the Plan; (d) the appointment of Hays Financial Consulting, LLC (“HFC”) as Liquidating Agent for the purposes of performing the duties of the

Liquidating Agent under the Plan; (e) the authorization of the Liquidating Agent to cause the Debtor to liquidate and sell, and to pursue the liquidation of, all Remaining Assets; (f) the cancellation of the Existing Securities and the Notes; and (g) the authorization of the Liquidating Agent to take such actions as to cause the Post-Confirmation Debtor to be dissolved following the Final Distribution. In addition, Articles VIII and IX of the Plan specify the procedures by which Distributions will be made to Holders of Allowed Claims. Accordingly, the Plan provides adequate, proper and legal means for its implementation, thereby satisfying the requirements of Section 1123(a)(5) of the Bankruptcy Code.
     M. Equity Securities (Section 1123(a)(6)). Under Section 6.8 and Section 7.1 of the Plan, an Amended Certificate of Incorporation and Amended By-Laws of the Debtor shall be adopted to comply with the provisions of the Bankruptcy Code. On May 18, 2009, the Debtor filed the Plan Supplement, which includes the Amended Certificate of Incorporation, with the Court. As of the Effective Date, the Amended Certificate of Incorporation will prohibit the issuance of non-voting equity securities to the extent required by the Bankruptcy Code. The Plan satisfies the requirements of Section 1123(a)(6) of the Bankruptcy Code.
     N. Selection of Officers and Directors (Section 1123(a)(7)). On the Effective Date (a) the authority, power and incumbency of the persons then acting as officers and directors of the Debtor shall be terminated and such officers and directors shall be deemed to have resigned, and (b) the Liquidating Agent shall be deemed the sole officer and sole director of the Debtor and shall be deemed to have succeeded to such powers as would have been previously exercisable by the shareholders of the Debtor. The Debtor believes that HFC has the knowledge and experience needed to liquidate and wind-down the Debtor’s Remaining Assets in a prompt, efficient and cost-effective manner. The provisions of the Plan regarding the selection of officers and directors are consistent with the interests of creditors and with public policy, and satisfy the requirements of Section 1123(a)(7) of the Bankruptcy Code.
     O. Impairment or Unimpairment of Claims or Interests (Section 1123(b)(1)). Article II of the Plan impairs or leaves unimpaired each class of Claims or Interests in accordance with Section 1123(b)(1) of the Bankruptcy Code and, therefore, the Plan complies with Section 1123(b)(1) of the Bankruptcy Code.
     P. Assumption or Rejection of Executory Contracts and Unexpired Leases (Section 1123(b)(2)). Pursuant to Article V of the Plan and subject to the terms of this Order, the Debtor has exercised sound business judgment in determining that all executory contracts or unexpired leases shall be deemed rejected as of the Effective Date, except those Executory Contracts or Unexpired Leases that have been previously rejected or assumed by the Debtor pursuant to an order of the Bankruptcy Court. Based upon the foregoing, the Plan complies with Section 1123(b)(2) of the Bankruptcy Code.
     Q. Plan Compliance With Provisions of the Bankruptcy Code (Section 1129(a)(1)). The Plan complies with all applicable provisions of the Bankruptcy Code including, without limitation, Sections 1122 and 1123 of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of Section 1129(a)(1) of the Bankruptcy Code. In addition, in accordance with Bankruptcy Rule 3016(a), the Plan is dated and identified with the name of the Debtor as a proponent of the Plan.
     R. Proponent Compliance With Provisions of the Bankruptcy Code (Section 1129(a)(2)). The Debtor, as proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code including, without limitation, Sections 1125 and 1126 of the Bankruptcy

Code. Therefore, the Debtor has satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code.
     S. Plan Proposed in Good Faith (Section 1129(a)(3)). The Plan was proposed in good faith and not by any means forbidden by law. The Plan was proposed by the Debtor with the honest intent to liquidate (and for the valid business purpose of liquidating) the Remaining Assets of the Debtor’s Estate in an orderly, efficient and expeditious manner so as to augment the potential recovery of creditors. The Plan was the product of extensive arms-length negotiations between the Debtor and the Committee. The Plan reflects these negotiations, and is reflective of the legitimate interests of all the Estate’s constituencies. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of this Bankruptcy Case and the formulation of the Plan. The Debtor has satisfied the requirements of Section 1129(a)(3) of the Bankruptcy Code.
     T. Payment of Costs and Expenses (Section 1129(a)(4)). Any payments made or to be made by the Debtor for services or for costs and expenses in or in connection with this Bankruptcy Case or in connection with the Plan and incident to this Bankruptcy Case, have, to the extent required by the Bankruptcy Code, the Bankruptcy Rules or the various orders of this Court, been approved by, or are subject to the approval of, this Court as reasonable. Therefore, the Plan satisfies the requirements of Section 1129(a)(4) of the Bankruptcy Code.
     U. Disclosure of Identities of Officers, Directors and Insiders (Section 1129(a)(5)). On the Effective Date (a) the authority, power and incumbency of the persons then acting as officers and directors of the Debtor shall be terminated and such officers and directors shall be deemed to have resigned, and (b) the Liquidating Agent shall be deemed the sole officer and sole director of the Debtor and shall be deemed to have succeeded to such powers as would have been previously exercisable by the shareholders of the Debtor. Compensation for HFC’s services as Liquidating Agent is disclosed in Section 6.3 of the Plan. HFC’s compensation as Liquidating Agent was negotiated by the Debtor. Accordingly, the Plan satisfies the requirements of Section 1129(a)(5) of the Bankruptcy Code.
     V. No Rate Change (Section 1129(a)(6)). The Plan does not provide for any rate change over which a governmental regulatory commission will have jurisdiction. Therefore, Section 1129(a)(6) is not applicable to the Debtor.
     W. Best Interest of Creditors (Section 1129(a)(7)). With respect to each Class of impaired Claims and Interests in the Debtor, each holder of a Claim or Interest of such class (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. Therefore, the Plan satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.
     X. Plan Acceptance (Section 1129(a)(8)). As evidenced by the Ballot Declaration, each Class that voted has accepted the Plan. Classes 1 and 2 are not impaired under the Plan and thus are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, with respect to each Class of creditors, the Plan satisfies the requirements of Section 1129(a)(8) of the Bankruptcy Code. The Plan provides for no distribution to holders of Interests in Class 8 and, therefore, pursuant to Section 1126(g), Class 8 is deemed to reject the Plan. The Plan does not discriminate unfairly against, and is fair and equitable with respect to, Class 8. Specifically, no class of Claims or Interests junior to Class 8 shall receive or retain any property under the Plan. Therefore, the Plan satisfies the requirements of Section 1129(b) of the Bankruptcy Code and can be confirmed notwithstanding the deemed rejection by Class 8.
     Y. Plan Treatment of Administrative Claims, Priority Claims and Tax Claims (Section 1129(a)(9)). The Plan satisfies the requirements of Section 1129(a)(9) of the Bankruptcy Code because, except to the extent that the holder of a particular Claim has agreed to different treatment of such Claim, Section 3.2 and Article IV of the Plan provide that Priority Claims, Administrative Expense Claims and Priority Tax Claims shall be treated in accordance with Section 1129(a)(9) of the Bankruptcy Code.
     Z. Acceptance by at Least One Impaired Class (Section 1129(a)(10)). The Plan has been accepted by all Voting Classes and, therefore, the Plan satisfies the requirements of Section 1129(a)(10) of the Bankruptcy Code.
     AA. Feasibility (Section 1129(a)(11)). The Plan provides for an orderly liquidation of the Debtor’s Remaining Assets through the transfer of all property of the Debtor and its Estate on the Effective Date to the Post-Confirmation Debtor as set forth in the Plan for eventual liquidation and/or distribution to creditor beneficiaries. Because this process of orderly liquidation is specifically proposed in the Plan, the provisions of Section 1129(a)(11) of the Bankruptcy Code have been satisfied.
     BB. Payment of Fees (Section 1129(a)(12)). Section 1129(a)(12) of the Bankruptcy Code requires the payment of all fees payable under 28 U.S.C. § 1930. Section 4.2.1 of the Plan provides that all such fees and charges due and payable as of the Effective Date will be paid in cash on the Effective Date or as soon thereafter as reasonably practicable. Accordingly, the Plan satisfies the requirements of Section 1129(a)(12) of the Bankruptcy Code.

     CC. Retiree Benefits (Section 1129(a)(13)). There are no retiree benefits to be continued by the Debtor as to any current or former employees. Thus, Section 1129(a)(13) of the Bankruptcy Code is inapplicable to the Debtor.
     DD. Cramdown (Section 1129(b)). With respect to holders of Interests in Class 8 who are deemed to reject the Plan, the Plan does not discriminate unfairly against such holders and is fair and equitable. Specifically, no other Class is similarly situated to Class 8, and no Class of Claims or Interests junior to Class 8 shall receive or retain any property under the Plan. Therefore, the Plan satisfies the requirements of Section 1129(b) of the Bankruptcy Code and can be confirmed notwithstanding the deemed rejection by Class 8. Therefore, the Plan satisfies the requirements of Section 1129(b) of the Bankruptcy Code.
     EE. No Other Plan (Section 1129(c)). Other than the Plan, no Chapter 11 plan has been confirmed in the Debtor’s Bankruptcy Case. Therefore, the requirements of Section 1129(c) of the Bankruptcy Code have been satisfied.
     FF. Avoidance of Taxes or Application of Securities Laws (Section 1129(d)). No party in interest that is a governmental unit (as defined in the Bankruptcy Code) has objected to the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and the Court finds this is not the principal purpose of the Plan; therefore, the Plan satisfies the requirements of Section 1129(d) of the Bankruptcy Code.
     GG. Release, Injunction and Exculpation. In light of the Modification to Section 10.4 of the Plan set forth in paragraph 20 of this Order, and under the facts and circumstances of this Bankruptcy Case, the release, injunction and exculpation provisions set forth in the Plan: (a) are within the jurisdiction of this Court under 28 U.S.C. § § 1334; (b) are each an essential means of implementing the Plan pursuant to Section 1123(a)(5) of the Bankruptcy Code; (c) are integral elements of the Plan; (d) confer material benefits on, and thus are in the best interests of, the Debtor, its Estate, its creditors and other parties in interest; and (e) are, under the facts and circumstances of this Bankruptcy Case, consistent with and permitted pursuant to all applicable provisions of the Bankruptcy Code. Further, reasonable, adequate, and sufficient notice of and opportunity to be heard with respect to such release, injunction, and exculpation provisions has been provided under the circumstances and such notice and opportunity has complied with all provisions of the Bankruptcy Code, Bankruptcy Rules, and all other applicable rules and law including, without limitation, Bankruptcy Rules 2002(c)(3), 3016(c), 3017(f), and 3020 and Section 102 of the Bankruptcy Code.
     HH. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, any and all transfer instruments made or delivered by the Debtor (including, without limitation, any limited or special warranty deeds, quitclaim deeds, and/or bills of sale) after the entry of this Order are and shall be transfers under or in contemplation of the Plan and shall not be subject to any transfer tax, stamp tax, recording tax or similar tax.
     II. Modifications and Supplements to the Plan and the Plan Supplement. The modifications (the “Modifications”), if any, to the Plan or the Plan Supplement constitute modifications that do not materially and adversely affect or change the treatment of any Claims against or Interests in the Debtor. Accordingly, pursuant to Rule 3019 of the Bankruptcy Rules, these Modifications and amendments, if any, do not require additional disclosure or solicitation under section 1126 of the Bankruptcy Code. The Plan, as modified by the Modifications, shall be the Plan confirmed hereby.

     JJ. Good Faith. The Debtor, the Committee, and each of their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, members (and their agents, financial advisors, and attorneys), have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Sections 363(m), 1125(e) and 1129(a)(3) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with respect thereto and the property to be sold and distributed thereunder and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpatory, injunctive and release provisions set forth in the Plan.
     KK. Retention of Jurisdiction. The Court may properly, and hereby does, retain jurisdiction over the Debtor with respect to the matters set forth in Article XII of the Plan and this Order.
          NOW, THEREFORE, IT IS HEREBY ORDERED THAT:
     1. Confirmation. The Plan, including the Plan Supplement, shall be, and hereby is, confirmed, having met the requirements of Section 1129 of the Bankruptcy Code. Any and all objections to the Plan not previously withdrawn or resolved are hereby overruled in their entirety. The terms of the Plan are incorporated herein and are an integral part of this Order. Any reference to the Plan contained herein shall be deemed to include the Plan Supplement. The provisions of this Order are integrated with each other, are mutually dependent and are not severable.
     2. Findings of Fact and Conclusions of Law. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy

Rule 9014. To the extent any provision designated herein as a finding of fact is more properly characterized as a conclusion of law, it shall be so deemed, and vice versa.
     3. Compliance with Sections 1122 and 1123 of the Bankruptcy Code. The Plan complies with the requirements of Sections 1122 and 1123 of the Bankruptcy Code.
     4. Plan Classification Controlling. The classification of Claims and Interests for purposes of distributions provided for under the Plan shall be governed solely by the terms of the Plan. The classifications and amounts of Claims, if any, set forth in the Ballots tendered or returned by the Debtor’s creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) shall not be binding on the Debtor or the Liquidating Agent.
     5. Confirmation Hearing Record. The record of the Confirmation Hearing shall be, and hereby is, closed as of June 2, 2009.
     6. Implementation of the Plan. In accordance with Section 1142 of the Bankruptcy Code, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved and the Debtor, the Post-Confirmation Debtor, and the Liquidating Agent or any other person designated pursuant to the Plan shall be, and they hereby are, authorized to execute, deliver, file, and/or record such contracts, instruments, deeds, bills of sale, releases, indentures, and other agreements or documents, whether or not any such contract, instrument, deed, bill of sale, release, indenture, other agreement or document is specifically referred to in the Plan or the Disclosure Statement, and to take such actions as may be necessary, desirable or appropriate to implement, effectuate and consummate the Plan in accordance with its terms. The Debtor, the Post-Confirmation Debtor, and the Liquidating Agent are hereby authorized and directed to make all payments and distributions required under the Plan and to implement the Plan in all respects.
     7.  Binding Effect. Pursuant to Section 1141 of the Bankruptcy Code, the Plan and this Order shall be legally binding upon and inure to the benefit of the Debtor, the Estate, the Committee, all Holders of Claims against or Interests in the Debtor, and all other parties in interest in this Bankruptcy Case, whether or not such Holders are impaired and whether or not such Holders have accepted this Plan, and their respective successors and assigns.
     8. Binding Effect of Prior Court Orders. Pursuant to Section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders of this Court entered in this Bankruptcy Case, all documents and agreements executed by the Debtor as authorized and directed thereunder, and all motions or requests for relief by the Debtor pending before the Court as of the Effective Date shall be, and hereby are, binding upon, and shall inure to the benefit of the Debtor, the Estate, the Committee, all Holders of Claims against or Interests in the Debtor, and all other parties in interest in this Bankruptcy Case, whether or not such Holders are impaired and whether or not such Holders have accepted this Plan, and their respective successors and assigns.
     9. Exemption from Transfer Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to any other Person or entity pursuant to or in contemplation of the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtor’s real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall be, and hereby is, ordered and directed to accept such instrument without requiring the payment of any such tax or governmental assessment.
     10. Vesting of the Debtor’s Assets. On the Effective Date, all property of the Debtor and its Estate, including Cash, shall vest automatically in the Post-Confirmation Debtor and the Liquidating Fund on the Effective Date, free and clear of all Liens, Claims and Interests and without the need for the execution or delivery of any instruments of assignment, for the express purpose of, among other things, allowing the Liquidating Agent to make Distributions to Holders of Allowed Claims pursuant to the terms and conditions of this Plan. Without limiting the foregoing, the Post-Confirmation Debtor shall be vested with all of the Debtor’s previously unsold Remaining Assets (including its Causes of Action), which shall be administered, liquidated, prosecuted, settled, and enforced under the direction and control of the Liquidating Agent.
     11. Appointment of Liquidating Agent. Hays Financial Consulting, LLC is appointed as the Liquidating Agent for the purposes of performing the duties of the Liquidating Agent under the Plan. The Liquidating Agent shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the discharge of its duties under the Plan and shall be entitled to receive monthly compensation, in arrears, for its services calculated at a blended hourly rate of $250 per hour.
     12. Powers of Liquidating Agent. Without in any way limiting or expanding the provisions of Section 6.3 of the Plan, the Liquidating Agent shall have the rights, powers and duties as set forth in the Plan and shall be responsible for administering the Plan under the terms and subject to the conditions set forth in the Plan. The Liquidating Agent shall have the powers and authority as set forth in the Plan, including (but not limited to) the right to open and maintain bank accounts on behalf of the Debtor, to bring, settle, release, compromise or enforce Causes of Action, and to cause the Debtor to liquidate and sell all Remaining Assets. The Liquidating Agent shall have the rights, duties and powers of a trustee appointed pursuant to Sections 701, 702, 1104 and 1106 of the Bankruptcy Code, as more fully set forth in the Plan. On or after the Effective Date, the Liquidating Agent shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without the approval of the Court. No recourse shall ever be had, directly or indirectly, against the Liquidating Agent personally, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Agent under the Plan, or by reason of the creation of any indebtedness by the Liquidating Agent under the Plan for any purpose authorized by the Plan, save and except in cases of defalcation, misappropriation, fraud or gross negligence by the Liquidating Agent, it being expressly understood and agreed that such liabilities, promises, contracts, instruments, undertakings, obligations, covenants and agreements shall be enforceable only against and be satisfied out of the assets of the Debtor or shall be evidence only of a right of payment from the Debtor’s assets. The Liquidating Agent shall be indemnified and held harmless by the Estate from and against any expenses (including the reasonable fees and expenses of counsel), damages or losses incurred or suffered by the Liquidating Agent in connection with any claim or demand which in any way arises out of or relates to the Plan or the services of the Liquidating Agent under the Plan; provided, however, if the Liquidating Agent is guilty of defalcation, misappropriation, fraud or gross negligence, then the Liquidating Agent shall bear all losses, damages and expenses arising as a result of such defalcation, misappropriation, fraud or gross negligence.
     13. Dissolution of the Post-Confirmation Debtor. The Debtor will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated or otherwise formed and pursuant to its certificate or articles of incorporation and by-laws or other organizational documents in effect prior to the Effective Date, except to the extent such articles of incorporation and by-laws or other organizational documents are amended by the Plan, without prejudice to any right to terminate such existence under applicable law after the Effective Date. Following the Final Distribution, the Liquidating Agent shall take such actions as to cause the Post-Confirmation Debtor to be dissolved.
     14. Rejection of Executory Contracts and Unexpired Leases. Subject to the terms of the Plan and this Order to the extent that, as of the Effective Date, the Debtor has any remaining executory contracts or unexpired leases that have not been previously assumed or rejected, then all such remaining executory contracts or unexpired leases shall be deemed rejected as of the Effective Date, except those Executory Contracts or Unexpired Leases that have been previously rejected or assumed by the Debtor pursuant to an order of the Bankruptcy Court.
     15. Bar to Rejection Damages. All proofs of claim with respect to Claims arising from the rejection pursuant to this Plan of any Executory Contracts or Unexpired Leases, if any, must be filed with the Claims Agent and served upon counsel for the Post-Confirmation Debtor and the Liquidating Agent within thirty (30) days after the later of (i) the Effective Date or (ii) the effective date of the rejection of the Executory Contract or Unexpired Lease. Any Claims

arising from the rejection of Executory Contracts or Unexpired Leases that become Allowed Claims are classified and shall be treated as Class 6 Claims or Class 7 Claims, as applicable. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this Article will be forever barred from assertion against the Debtor, the Estate and the Post-Confirmation Debtor and their respective Remaining Assets unless otherwise ordered by the Bankruptcy Court or provided in the Plan.
     16. Retention of Jurisdiction. Pursuant to Article XII of the Plan, this Court shall retain jurisdiction after the confirmation of the Plan to the fullest extent legally permissible and for any purpose, including all jurisdiction necessary to ensure that the provisions of the Plan are carried out. To the extent that the jurisdiction of this Court over such matters is exclusive jurisdiction, it shall remain so. In addition, this Court will also retain jurisdiction after entry of this Order for the following specific purposes: (1) to adjudicate objections concerning the allowance, priority or classifications of Claims and any subordination thereof, and to establish a date or dates by which objections to Claims must be filed to the extent not established in the Plan; (2) to liquidate the amount of any disputed, contingent or unliquidated Claim, to estimate the amount of any disputed, contingent or unliquidated Claim, and to establish the amount of any reserve required to be withheld from any Distribution under the Plan on account of any disputed, contingent or unliquidated Claim; (3) to resolve all matters related to the rejection, or assumption and/or assignment, of any Executory Contract or Unexpired Lease of the Debtor; (4) to hear and rule upon all Causes of Action commenced and/or pursued by the Post-Confirmation Debtor and/or the Liquidating Agent; (5) to hear and rule upon all applications for Professional Compensation; (6) to remedy any defect or omission or reconcile any inconsistency in the Plan, as may be necessary to carry out the intent and purpose of the Plan; (7) to construe or interpret any provisions in the Plan and to issue such orders as may be necessary for the implementation, execution and consummation of the Plan, to the extent authorized by the Bankruptcy Code; (8) to hear, rule upon and enter orders approving any sales of Remaining Assets (including, without limitation, sales of fee owned real property and the assumption and assignment of real property leases) after the Effective Date; (9) to adjudicate controversies arising out of the administration of the Estate or the implementation of the Plan; (10) to make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of the Plan, including the Distribution of funds from the Estate and the payment of Claims; (11) to determine any suit or proceeding brought by the Post-Confirmation Debtor and/or the Liquidating Agent to recover property under any provisions of the Bankruptcy Code; (12) to hear and determine any tax disputes concerning the Debtor and to determine and declare any tax effects under the Plan; (13) to determine such other matters as may be provided for in the Plan or this Order or as may be authorized by or under the provisions of the Bankruptcy Code; (14) to determine any controversies, actions or disputes that may arise under the provisions of the Plan, or the rights, duties or obligations of any Person under the provisions of the Plan; (15) to adjudicate any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, any agreement pursuant to which the Debtor sold any of its assets during the Bankruptcy Case; and (16) to enter a final decree closing this Bankruptcy Case.
     17. Automatic Stay. The automatic stay arising out of Section 362(a) of the Bankruptcy Code shall continue in full force and effect until the Final Distribution Date and the Debtor, the Post-Confirmation Debtor, and the Estate shall be entitled to all of the protections afforded thereby. All Remaining Assets of the Post-Confirmation Debtor (including, without limitation, the Liquidation Proceeds and the Retained Proceeds) shall remain property of the

Estate until distributed in accordance with the Plan, and no Person shall at any time have any claim to or interest in any Remaining Asset of the Debtor (including without limitation any portion of the Liquidation Proceeds) except to the extent that such Person is the Holder of an Allowed Claim entitled to Distributions under the Plan.
     18. Satisfaction of Claims. Except as provided for in the Plan or herein, the rights afforded in the Plan and this Order and the treatment of all Claims and Interests under the Plan shall be in exchange for and in complete satisfaction and release of all Claims, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtor or its Estate that arose prior to the Effective Date.
     19. Release by Debtor of Certain Parties. Except as otherwise specifically provided in the Plan, pursuant to Section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, the Debtor, as a debtor in possession for and on behalf of its Estate, shall release and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released all Released Parties and all Predecessor Officers and Directors for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party or Predecessor Officer and Director, the restructuring of Claims or Interests prior to or in the Bankruptcy Case, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring or the Bankruptcy Case. The Post-Confirmation Debtor, the Debtor, the Committee, the Liquidating Agent, and other potential representatives of the Estate shall be bound, to the same extent the Debtor is bound, by all of the releases set forth above.

     20. Release by Holders of Claims. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THIS ORDER, ON THE EFFECTIVE DATE, EVERY PERSON OR ENTITY (OTHER THAN PERSONS OR ENTITIES WHOSE SOLE RELATIONSHIP OR DEALING WITH THE DEBTOR ARISES FROM ITS STATUS AS A SHAREHOLDER OR AS THE HOLDER OF A CLASS 8 INTEREST) THAT (a) IS BOUND BY THE TERMS OF THE PLAN, WHETHER SUCH PERSON OR ENTITY VOTED TO ACCEPT OR REJECT THE PLAN AND (b) HAS NOT EITHER MARKED ITS BALLOT SO AS TO OPT OUT OF GRANTING THIS RELEASE OR OTHERWISE RESERVED ITS RIGHTS AS A NONCONSENTING CREDITOR AND PARTY IN INTEREST IN THE MANNER SET FORTH IN ARTICLE 1.1.64 OF THE PLAN (EACH, A “RELEASE OBLIGOR”), TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, AND IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTOR UNDER THE PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED EACH PREDECESSOR OFFICER AND DIRECTOR FROM ANY COVERED CLAIM AND EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE THAT ARISES FROM, IS BASED ON OR THAT RELATES TO, IN WHOLE OR IN PART, THE DEBTOR, SUCH RELEASE OBLIGOR’S RELATIONSHIP OR DEALING WITH THE DEBTOR, OR THE SUBJECT MATTER OF OR THE TRANSACTION OR EVENT EVIDENCING SUCH RELATIONSHIP OR DEALING; PROVIDED, HOWEVER, THAT ARTICLE 10.4 OF THE PLAN (AS MODIFIED BY THIS

PARAGRAPH OF THIS ORDER) SHALL NOT RELEASE ANY RELEASED PARTY OR ANY PREDECESSOR OFFICER AND DIRECTOR FROM (x) ANY CAUSE OF ACTION HELD BY ANY PERSON OR ENTITY WHOSE SOLE RELATIONSHIP OR DEALING WITH THE DEBTOR ARISES FROM ITS STATUS AS A SHAREHOLDER OR AS THE HOLDER OF A CLASS 8 INTEREST OR (y) ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL UNIT THAT IS BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iv) THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED. Article 10.4 of the Plan is hereby modified, without the need for the filing of any further document or pleading, to conform to the provision of this paragraph 20 in the Order.
     21. Setoffs. The Post-Confirmation Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Post-Confirmation Debtor may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Post-Confirmation Debtor or the Estate of any such claim that the Post-Confirmation Debtor, the Debtor, or the Estate may have against such Holder.
     22. Exculpation and Limitation of Liability. The Debtor, the Post-Confirmation Debtor, the Estate, the Committee, the members of the Committee, each in their capacities as such, including The Bank of New York Mellon Trust Company, N.A., personally as well as in its capacities as 2008 Trustee, 2011 Trustee, and 2012 Trustee, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Case, the negotiation and filing of the Plan, the filing or conversion of the Bankruptcy Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
     23. Injunction. The satisfaction and release of Claims pursuant to Article X of the Plan shall act as a permanent injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied or released under the Plan to the fullest extent authorized or provided by the Bankruptcy Code.

     24. Insurance. On or prior to the Effective Date, and as a condition to the Effective Date, the Debtor has arranged and paid for extended existing insurance coverage or purchased new insurance coverage covering the Debtor, the Post-Confirmation Debtor, the Estate, the Liquidating Agent, and the Debtor’s current and former officers and directors from claims and causes of action of any third party (including without limitation any Holder of a Claim) that remain extant and unreleased under Article X of the Plan on the Effective Date.
     25. Post-Effective Date Fees and Expenses. Upon the Effective Date, any requirement that professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Post-Confirmation Debtor and the Liquidating Agent may employ and pay professionals in the ordinary course of business. Any professional providing services to the Debtor or the Committee will not be barred from providing services to the Post-Confirmation Debtor or the Liquidating Agent.
     26. Dissolution of the Committee. Effective as of the Effective Date if no appeal of this Order is then pending, the Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties, responsibilities and obligations relating to the Bankruptcy Case and under the Bankruptcy Code; provided, however, that the Committee and its professionals shall be retained with respect to (i) applications filed pursuant to Sections 330 and 331 of the Bankruptcy Code; (ii) motions seeking the enforcement of the provisions of this Plan and the transactions contemplated hereunder or the Confirmation Order; and (iii) pending appeals.
     27. Professional Compensation Claims. Unless otherwise ordered by this Court, any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within sixty (60) days after the Effective Date or by such other deadline as may be fixed by the Bankruptcy Court. The provisions of this paragraph shall not apply to any professional providing services pursuant to, and subject to the limits contained in, the Order Authorizing Debtor to Retain and Compensate Professionals Used in the Ordinary Course of Business.
     28. Administrative Claim Bar Date. Except as otherwise provided in the Plan, any Person holding an Administrative Expense Claim shall file a proof of such Administrative Expense Claim with the Claims Agent within thirty (30) days after the Liquidating Agent provides notice by mail, in a form and manner approved by the Bankruptcy Court, of the occurrence of the Effective Date. At the same time any Person files an Administrative Expense Claim, such Person shall also serve a copy of the Administrative Expense Claim upon counsel for the Post-Confirmation Debtor and the Liquidating Agent. Any Person who fails to timely file and serve a proof of such Administrative Expense Claim shall be forever barred from seeking payment of such Administrative Expense Claim by the Post-Confirmation Debtor and the Estate.
     29. Effect of Reference to the Plan in this Order. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision, and each provision of the Plan shall have the same validity, binding effect and enforceability as if fully set forth in this Order.
     30. Notice. Pursuant to Bankruptcy Rule 3020(c), on or before the later of the fifth (5th) day following the date of entry of this Order or the Effective Date, the Debtor shall serve notice of (i) entry of this Order; (ii) the deadline established herein for filing Administrative Expense Claims; (iii) the deadline established herein for filing Professional Compensation

Claims; (iv) the deadline established for filing rejection damage claims; (v) the occurrence of the Effective Date; and (vi) such other matters that the Debtor deems appropriate as provided in Bankruptcy Rule 2002(f) and pursuant to the Plan, substantially in the form attached hereto as Exhibit A, which form is hereby approved (the “Notice”). The Notice shall be sent by first class mail, postage prepaid, by the Debtor to all Holders of Claims against or Interests in the Debtor and other parties which are entitled to receive notice.
     31. Headings. Headings utilized herein are for convenience of reference only, and shall not constitute a part of the Plan or this Order for any other purpose.
     32. Inconsistencies. In the event of any inconsistencies between the Plan and the Disclosure Statement, any exhibit to the Plan or Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern and control.
     33. Final Order/No Rule 3020(e) Stay. This Order is a Final Order and the period in which an appeal must be filed shall commence immediately upon the entry hereof. Pursuant to Bankruptcy Rule 3020(e), this Order shall be effective immediately upon its entry.
     34. Applicable Non-Bankruptcy Law. Pursuant to Sections 1123(a) and 1142 of the Bankruptcy Code, the provisions of this Order, the Plan and any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.
     35. Retained Proceeds. In addition to the Unpaid Claims Reserve in the amount of $606,000, plus a reserved amount of $1,292,000 to cover accrued and otherwise anticipated pre-Effective Date costs and expenses including Gap Period Claims and other Administrative Claims, in determining the amount of the Initial Distribution the Liquidating Agent shall retain not less than an additional $1,108,000 of Retained Proceeds in the Liquidating Fund as a reserve to cover, among other things, (i) the post-Effective Date costs and expenses of liquidating and administering the Post-Confirmation Debtor and its Remaining Assets; (ii) tax claims (if any) and other Claims accruing after the Effective Date; (iii) the payment of the post-Effective Date compensation and expenses of the Committee, including the fees and expenses of professional persons retained by the Committee; and (iv) the payment of the post-Effective Date compensation and expenses of the Liquidating Agent, including the fees and expenses of professional persons retained by the Liquidating Agent and/or the Post-Confirmation Debtor. On the Final Distribution Date, any remaining Retained Proceeds shall be used to make the Final Distribution under the Plan; provided, however, the Liquidating Agent shall be entitled to retain up to $25,000 for post-Final Distribution Date expenses relating to the dissolution of the Post-Confirmation Debtor.
     36. Service. Counsel for the Debtor is directed to serve a copy of this Order on all parties on the Master Service List within three (3) days of the entry of this Order and to file a certificate of service with the Clerk of Court.
END OF DOCUMENT.

Prepared and presented by: KING & SPALDING LLP
/s/ Michelle L. Carter
James A. Pardo, Jr.
Georgia Bar No. 561206
jpardo@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571
mcarter@kslaw.com
1180 Peachtree Street
Atlanta, Georgia 30309-3521
Telephone:  (404) 572-4600
Facsimile: (404) 572-5129

COUNSEL FOR THE DEBTOR

EXHIBIT A
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	) )	Chapter 11
ATHEROGENICS, INC.,	) )	Case No. 08-78200
Debtor.	) )	Judge Massey
NOTICE OF CONFIRMATION OF PLAN, OCCURRENCE OF THE EFFECTIVE
DATE OF THE PLAN, AND VARIOUS DEADLINES
     PLEASE TAKE NOTICE that on June ___, 2009, the United States Bankruptcy Court for the Northern District of Georgia entered the Findings of Fact, Conclusions of Law and Order (the “Confirmation Order”) confirming the Second Amended Plan (as amended, the “Plan”) filed by AtheroGenics, Inc., as debtor and debtor-in-possession (the “Debtor”). Capitalized terms that are used but not defined in this Notice shall have the meanings ascribed to such terms in the Plan.
     PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order and the Plan may be obtained at the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Georgia, Richard Russell Federal Building, 75 Spring Street S.W., Atlanta, Georgia 30303, during regular business hours or at www.adminstarllc.com;
     PLEASE TAKE FURTHER NOTICE that pursuant to the Plan, the automatic stay of Section 362 of the Bankruptcy Code and in existence on the date of the confirmation of the Plan shall continue in full force and effect until the Consummation Date of the Plan and the Debtor and the Estate shall be entitled to all of the protections afforded thereby, all in accordance with the Plan;
     PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on June ___, 2009.
     NOTICE IS FURTHER GIVEN THAT the Confirmation Order provides, among other things, the following deadlines:
     a. Administrative Claims Bar Date: Any Person holding a claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code (an “Administrative Claim”), other than an Administrative Claim for Professional Compensation, and who has not previously filed a proof of such Administrative Claim, must file a proof of such Administrative Claim with the Claims Agent appointed in this case at one of the following addresses within thirty (30) days after the date of this Notice. At the same time any Person files an Administrative Expense Claim, such Person shall also serve a copy of the Administrative Expense Claim upon counsel for the Liquidating Agent.
By mail: AtheroGenics, Inc., c/o Administar Services Group, P.O. Box 56636, Jacksonville, Florida 32241.
By hand delivery or courier: AtheroGenics, Inc., c/o Administar Services Group, 8475 Western Way, Suite 110, Jacksonville, Florida 32256.
     Any Person who fails to timely file and serve a proof of an Administrative Expensive Claim with the Claims Agent will be FOREVER BARRED from seeking payment of such Administrative Expense Claim by the Debtor and their Estates.
     b. Professional Compensation: Any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within sixty (60) days after the Effective Date or by such other deadline as may be fixed by the Bankruptcy Court. The provisions of this paragraph shall not apply to any professional providing services pursuant to, and subject to the limits contained in, the Order Authorizing Debtor to Retain and Compensate Professionals Used in the Ordinary Course of Business.
     c. Rejection Damage Claims Bar Date: Any holder of a Claim arising out of the rejection of any Executory Contract or Unexpired Lease pursuant to Article V of the Plan must file a proof of claim with the Claims Agent at the address specified in paragraph (a) above within thirty (30) days after the Effective Date. A proof of claim form can be obtained at www.administarllc.com or by calling the Claims Agent at (866) 890-0607. Any person seeking to assert such a Claim who fails to file a proof of claim within the periods set forth above will be deemed to have waived said Claim, and it will be forever barred.

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KING & SPALDING LLP
James A. Pardo, Jr.
Georgia Bar No. 561206
jpardo@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571
mcarter@kslaw.com
1180 Peachtree Street
Atlanta, Georgia 30309-3521
Telephone: (404) 572-4600
Facsimile:   (404) 572-5129

Counsel for the Debtor

Date of service:                      , 2009

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